EXHIBIT 23

[LETTERHEAD OF CLARK, SCHAEFER, HACKETT & CO.]

Consent of Independent Registered Public Accounting Firm

Board of Directors

United Community Bancorp

Cincinnati, Ohio

We consent to incorporation by reference in Registration Statement No. 333-132939 on Form S-8 of United Community Bancorp of our Report of Independent Registered Public Accounting Firm, dated September 8, 2006, on the consolidated balance sheets of United Community Bancorp as of June 30, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the three years in the period ended June 30, 2006, which reports appear in the 2006 annual report on Form 10-K of United Community Bancorp.

/s/ Clark, Schaefer, Hackett & Co.
Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

September 25, 2006